Exhibit 34.1

Report of Independent Registered Public Accounting Firm

Harley-Davidson Credit Corp.

We have examined management's assertion, included in the accompanying Report on Assessment of Compliance with SEC Regulation AB Servicing Criteria, that Harley-Davidson Credit Corp. (the Company) complied with the servicing criteria set forth in Item 1122 (d) of the Securities and Exchange Commission's Regulation AB for the public asset-backed securities transactions for which the Company acted as servicer, involving motorcycle loans, issued on or after January 1, 2006 (the "Platform") as of and for the year ended December 31, 2022, except for servicing criteria 1122 (d)(1)(iii), 1122 (d)(1)(iv), 1122 (d)(2)(iv), 1122 (d)(2)(v), 1122 (d)(2)(vi), 1122 (d)(3)(iii), 1122 (d)(4)(ix), 1122 (d)(4)(x), 1122 (d)(4)(xi), 1122 (d)(4)(xii), 1122 (d)(4)(xiii) and 1122 (d)(4)(xv), which the Company has determined are not applicable to the activities performed by them with respect to the servicing platform covered by this report. See Appendix A for the asset-backed transactions covered by this platform. Management is responsible for the Company's compliance with those servicing criteria. Our responsibility is to express an opinion on management's assertion about the Company's compliance with the servicing criteria based on our examination.
Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of less than all of the individual asset-backed transactions and securities that comprise the platform, testing of less than all of the servicing activities related to the Platform and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the servicing criteria and as permitted by Regulation AB Compliance and Disclosure Interpretations of the Division of Corporate Finance, Section 200.06, “Vendors Engaged by Servicers” (C&DI 200.06). Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that the evidence we obtained is sufficient and appropriate to provide a reasonable basis for our opinion.
We are required to be independent of Harley-Davidson Credit Corp. and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements related to our examination engagement.
Our examination does not provide a legal determination on the Company's compliance with the servicing criteria.
As described in management's assertion for servicing criteria 1122 (d)(2)(i), 1122 (d)(4)(i), 1122 (d)(4)(ii) and 1122(d)(4)(viii), the Company has engaged various vendors to perform the activities required by these servicing criteria. The Company has determined that these vendors are not considered a "servicer" as defined in Item 1101(j) of Regulation AB, and the Company has elected to take responsibility for assessing compliance with the applicable servicing criteria applicable to each vendor as permitted by C&DI 200.06. As permitted by C&DI 200.06, the Company has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendors' activities comply in all material respects with servicing criteria applicable to each vendor. The Company is solely responsible for determining that it meets the SEC requirements to apply C&DI 200.06 for the vendors and related criteria as described in its assertion, and we performed no procedures with respect to the Company's eligibility to apply C&DI 200.06.
In our opinion, management's assertion that the Company complied with the servicing criteria set forth in Item 1122 (d) of the Securities and Exchange Commission’s Regulation AB, including servicing criteria 1122 (d)(2)(i), 1122 (d)(4)(i), 1122 (d)(4)(ii) and 1122 (d)(4)(viii), for which compliance is determined based on C&DI 200.06 as described above, as of and for the year ended December 31, 2022 for the Platform, is fairly stated, in all material respects.

/s/Ernst & Young LLP

Chicago, Illinois
March 23, 2023

APPENDIX A

Public asset-backed securities transactions for which Harley-Davidson Credit Corp. acted as servicer, involving motorcycle loans, issued on or after January 1, 2006, collectively comprising the Platform:

Harley-Davidson Motorcycle Trust 2019-A
Harley-Davidson Motorcycle Trust 2020-A
Harley-Davidson Motorcycle Trust 2021-A
Harley-Davidson Motorcycle Trust 2021-B
Harley-Davidson Motorcycle Trust 2022-A